Exhibit 99.1

GulfMark Offshore's (GLF) CEO Quintin Kneen on Q3 2014 Results - Earnings Call Transcript

Oct. 21, 2014 4:54 PM ET  |  About: GulfMark Offshore, Inc. (GLF) by: SA Transcripts

GulfMark Offshore, Inc. (NYSE:GLF)

Q3 2014 Earnings Conference Call

October 21, 2014, 09:00 AM ET

Executives

Quintin Kneen - President and Chief Executive Officer

James Mitchell - Executive Vice President and Chief Financial Officer

David Rosenwasser - Senior Executive Vice President and Chief Operating Officer

Analysts

Jeff Spittel - Clarkson Capital Markets

James West - ISI

Gregory Lewis - Credit Suisse

Matthias Detjen - Morgan Stanley

Turner Holm - RS Platou

Jo Gibney - Capital One

J.B. Lowe - Cowen and Company

Cole Sullivan - Wells Fargo

Operator

Welcome, everyone, to the GulfMark Offshore third quarter 2014 earnings conference call. My name is Keith, and I will be your conference specialist for this presentation. On the call today are Quintin Kneen, President and Chief Executive Officer; Jay Mitchell, Chief Financial Officer; David Rosenwasser, Chief Operating Officer. (Operator Instructions)

This conference call will include comments, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the company's filings with the SEC. Forward-looking comments on this conference call should not therefore be regarded as representations and the projected outcomes can or will be achieved. Thank you.

I'd like to now turn the call over to Mr. Quintin Kneen. Please go ahead, sir.

Quintin Kneen

Thank you, Keith. Hello, everyone, and welcome to the third quarter 2014 GulfMark earnings conference call. As always, our objective today is to provide you with some clarity on the numbers. Similar to last quarter, we had a few special items, and Jay will expand on those when he goes through the numbers.

I will start off the call with some prepared remarks summarized in the current market conditions and on what we anticipate for the remainder of 2014. Given the uncertainty in the market today, I will take the opportunity to emphasize our philosophy on capital expenditures and on returning cash to stockholders. And then I will hand it over to Jay to go over the quarterly numbers in more details and our updated earnings guidance. Next, David will give us an update on operations around the world. And then we will open it up for questions.

On an absolute basis, it was an okay quarter. Anytime revenue was below expectations and costs were above expectations. It's hard to be too proud of the results, but the absolute returns in terms of return on capital, EBITDA margin and even the return on equity were solid. But they were below our expectations, and the recent trend in quarterly earnings has not been reflective of where we thought we were in the cycle.

On previous calls this year, we had seen the business tightening in the second half of 2014 and into 2015, and we're pulling back from that position. This year, revenue is still looking better than last year and next year it's looking better than this year, but we have scaled back the year-over-year revenue growth, as indicated by our revised 2014 guidance and our initial revenue guidance for 2015.

At the consolidated level, revenue was down from the second quarter, which was driven by a 5 percentage point decrease in utilization. On a sequential quarterly basis, utilization was up in the North Sea, both in the North region and in the U.K. sectors. That increase from the second to the third quarter is typical North Sea seasonality. But the North Sea this year has been anything but typical, so it's nice to report the increase.

The first part of the quarter was slow, consistent with what we experienced at the end of the second quarter, but about midway through July, and we saw both PSV and anchor handler demand in the region pick up. The anchor handler market had nice demand spike late in the quarter. And although we only have one anchor handler in North Sea that helps PSV market, as it keeps anchor handlers focused away from PSV supply runs.

Utilization for the quarter was down sharply in Southeast Asia, continuing at the level we exited the second quarter. A portion of increase and direct operating expense this quarter was spent on fuel to reposition a few vessels in that region. And we are optimistic that with that repositioning we can get utilization back into the 80% range, but demand in the region has been soft and oversupply of vessels there is still a problem.

I think what reflects us the most this quarter was the 9 percentage point decrease in utilization in the Americas segment, driven by an 8 percentage point decrease in the U.S. Gulf of Mexico, which two-thirds of that segment.

The U.S. Gulf of Mexico has been a difficult market for us to predict this year. We started out the year relatively bearish, got more optimistic in the second quarter as the market seemed to be tightening up, but then it dropped off again in the third quarter. We're currently anticipating that utilization will be softening again in the fourth quarter. And probably, given that utilization is softening sharply two quarters in a row, we are likely to see the average day rate begin to give as well.

As a result, where we have seen the average day rate in the U.S. Gulf of Mexico continue to increase throughout the year, I suspect that will be off in the fourth quarter. We still anticipate year-over-year that it will be up about 10%. Earlier in the year, we were hoping for a 15% year-over-year increase in average day rate in the U.S. Gulf of Mexico. It's currently up 11% year-to-date, but we are anticipating a pulling back in the fourth quarter and consequently we see the anticipated year-over-year increase decreasing.

The other principal geographic areas within the Americas segment are Brazil and Mexico, and utilization was also down sharply in those areas, but mostly due to mechanical reasons, not for demand reasons. As I've mentioned earlier, the increase in operating cost for the quarter, and a portion of that was an increase in repair expense in Brazil. And as you expect, when a boat is down for repairs, in addition to the cost of the repairs, it's often of higher, as was the case here.

As we look to the fourth quarter, on a consolidated basis, we anticipate utilization holding at about where it is today. We expect utilization to step down in the U.S. Gulf of Mexico and Mexico; but do increase in Southeast Asia, based on our repositioning of vessels; to step back up in Brazil, as what impacted the utilization in that region, we see as transitory; and for utilization in the North Sea to be flat with what it was in the third quarter.

The other driver of revenue, average day rate, on the other hand was up nicely, about $800 per day overall. It was driven up more by improving fleet mix and market demand. The quality of the fleet is continuing to improve through a combination of younger, more advanced vessels being added to the fleet, older more commoditize vessels leaving the fleet and smaller vessels being stretched and enhanced.

The average day rate in the U.S. market is looking to be up about 10% year-over-year. The average day rate in the North Sea is looking to be up 5% year-over-year. And even Southeast Asia, which has seen a sharp decline in utilization this year, is looking to see their average day rate increase over 3% on a year-over-year basis.

As we look to the fourth quarter, we are anticipating that the decrease in utilization we are seeing around the globe is going to begin to soften the average day rate. We are currently anticipating that our consolidated average day rate will decrease between $1,250 and $1,750 per day in the fourth quarter.

Direct operating cost were higher than we anticipated during the third quarter, driven by higher fuel cost, as we repositioned some vessels in Southeast Asia and to some higher than normal repairs, principally in Brazil. We are now anticipating revenue for the full year 2014 will be between $490 million and $495 million. And for 2015, we are anticipating revenue to be between $480 million and $530 million.

Using the midpoints of those ranges, year-over-year revenue should be up 8% in 2014 and 3% in 2015. However, direct operating costs have been increasing faster. In fact, year-over-year direct operating costs in 2014 are looking to be up 10% compared to the aforementioned 8% increase in revenue.

Using the third quarter of 2008 as a baseline, revenue last quarter was up 3% over that quarter, the direct operating costs are looking to be up 34% over the same period. Our ability, which I see consistent within the entire industry, to push cost increases through to our customers has been severely limited, due to the overbuilding of supply vessels in all geographies around the world.

Direct operating expenses are principally labor and labor has been driven up, because there has been a shortage of experienced qualified mariners, also as a direct result of overbuilding, as the pool of experienced qualified mariners can grow as fast as the supply of vessels.

The lack of capital discipline in our industry is frustrating, but essentially it's structural due to the relatively low barriers to entry. We aim to be different. As with any business that has difficulty commanding price, we aim to be as cost-efficient as we can be without jeopardizing the relatively modest amount of diversification that we can assemble.

But we're also in a capital-intensive industry, so we have to be as efficient as possible with our capital. We aim to geographically diversify our business, as the supply and demand factors across the world are different enough that when combined they provide robust volatile revenue base.

We see this industry best manage is focusing on the long-term return on capital. We do that by focusing both on efficient operations, which gets talked about often, but the other critical element is the efficient use of capital. Fleet management is key to maximizing the efficiency of capital.

As it relates to fleet management, one of the slides we routinely use in our vessel presentation is one that depicts our vessel sales throughout the life of the company. And we have routinely sold our vessels for more than what we actually paid for them, not book value, but what we actually paid for these assets when we acquired them. Accomplishing that is no small task. It requires buying smart, maintaining the vessels well and selling smart.

Also, buying and selling vessels is key to maintaining a young technologically advanced fleet that is preferred by the operators. That helps us secure utilization and in that way bolsters the revenue stream. And for meeting our objective of selling vessels for their original purchase price, it's a real benefit to our stockholders. It equates to an additional 5% return on investment on top of what we're earning on operating the vessels.

The reason I bring this up is that although we are in an uncertain market, we're going to continue sell vessels, when we can get a good price and we're going to continue to buy vessels, especially if a down market provides a favorable price. And I want investors to be aware of why we're giving up revenue and why we're spending capital, and what can be seen as an uncertain market. But the only concern to us is that this business is volatile.

The routine cycles are reliably range bound. It's looking like we're going to be in the low-end of the range over the next several quarters. So I wanted to give you a heads up, that we don't see this downturn as anything other than normal, and we're going to keep on buying and selling, so that we keep the fleet in an ideal state. If we see size of the business is moving up in normal cyclical balance, we'll certainly adjust accordingly.

Now, I realized, I've just described a capital-intensive, cyclical, highly commoditized business with a substantial liberty of operating leverage. Most of you know that already. But to the point, a business and an industry with these characteristics needs a solid balance sheet, and we run the business conservatively. We will make countercyclical investments, but we're mindful of the balance sheet. Jay is going to share with you some of our recent efforts on that subject.

Dividend and stock repurchases are something we feel strongly about. We started our dividend two years ago and we intend to keep it going. We want to encourage the long-term holding of our stock, by giving holders a portion of the income throughout the cycle. There is more than a bit of volatility in this industry, and we think we differentiate ourselves by focusing not just on return on capital, but also by focusing on returns of capital.

Share repurchase to us are just another investment. We're not interested in the EPS impact, we're not of the belief that we're propping up the stock price. We're in it for the return on investment. If we're selling vessels for what we actually paid for them, by removing accumulated depreciation from the balance sheet, you can see what we believe is the true value of the stock.

Buying our stock at the prices we have seen recently, makes perfect sense to us. And to the extent that it doesn't jeopardize the balance sheet or preponderance of better investments don't come along, we plan to keep on repurchasing our stock.

The newbuild program continues to progress. We have delivered eight of the 12 vessels in the program. We didn't have [ph] Anguilla rescheduled for the third quarter. The U.S. newbuilds continue to run late, but we have no concerns over their total cost or ultimate delivery.

Our next newbuild delivery is now anticipated to be in the first quarter of 2015, and it's looking like we will deliver one vessel per quarter in 2015. The first three vessels in 2015 will be the U.S. newbuilds, and then in the fourth quarter we should take delivery of our third Arctic Class PSV in Norway.

As we have mentioned previously, our approach to building vessels going forward is likely to be away from the large episodic building programs and closer to a steady through-the-cycle program, I believe some couple vessels per year. And as opportunities present themselves, we will acquire vessels on the secondary market, as we did in the first quarter. In the current market, we are more likely to be buyers, as we generally see an oversupply of vessels around the world. And our belief is that asset prices should be moving in a cyclical fashion downward.

We have added four vessels in 2014, and it is looking more likely we'll have four vessels delivered in 2015. We're comfortable with that rate of expansion. We sold two vessels thus far in 2014, and it's looking like we can sell two more by yearend. We're down to a handful of older vessels that we are motivated to sell, but the fleet is in great shape.

All-in, the third quarter was a solid quarter, but utilization was lower than we anticipated, driven by decrease in demand in the Americas and Southeast Asia. For the fourth quarter, we are anticipating utilization to hold, but the average day rate to slip, and as a result the revenue to be between $110 million to $115 million.

And with that, I will turn the call over to Jay, to go over the numbers in more detail and our updated guidance for 2014.

James Mitchell

Thank you, Quintin. As Quintin just mentioned, Q3 was a solid quarter, but below our expectations, because of the utilization softness in the Southeast Asia and the U.S. Gulf of Mexico.

As everyone saw in the press release and the Form 10-Q that was filed last night, our Q3 earnings were $0.92 per diluted share. That includes asset sale gains, foreign exchange losses and collections of an old claim. I'll talk about the special items first.

On the face of the financials, you will see a line item called gain on sale of assets and other. In that line, we had a net gain on the sale of two vessels this quarter of $5.5 million or $0.21 per diluted share. One of the vessels we sold was 18 years old and the other was 28, both vessels worked out of Southeast Asia.

Also included in that line is a collection from the estate of a bankrupt shipyard. We collected cash of $1.4 million or $0.03 per diluted share. What is this from? In 2009, the company was building three vessels with the U.S. shipyard that eventually filed for bankruptcy. The company wrote-off all money invested in those vessels. This quarter we actually recovered some of that investment and recorded the collection as a gain and that's what you see on this line.

Two more items were different than our expectations and warrant some discussion at this point in the call. Firstly, we had lower than anticipated drydock expense during the quarter. We originally forecasted that we would spend $8 million. We delayed some work and the expense came in at $4.4 million. We now anticipate drydock will be about $9.6 million in the fourth quarter, which will bring this expense to about $26 million for the year, which is slightly below our prior full-year guidance of $27 million to $28 million.

The next unusual item this quarter was foreign exchange. During the quarter, we incurred a non-cash GAAP foreign exchange loss of $1.9 million, which is $0.07 per diluted share. The strengthening U.S. dollar against the British pound and the Brazilian real had a negative effect on our internal and external liabilities and regions that use those currencies for their functional currencies. $1.6 million of this related to inter-company accounts in place primarily to help us quickly repatriate cash from overseas without tax effect, and do not reflect any true economic impact. All of this was recognized, but not realized.

Let's move on to the operating results. In the third quarter, we saw revenue drop 2% to $128.7 million, which was below our expectations. But we did see average day rate increase 4% to just over $22,500. The 5 percentage point decline in utilization to 83% drove the decline in revenue. Moreover, as Quintin mentioned earlier, all the increase in day rate had to do with an improved mix of vessels rather than any market improvements.

How did the utilization drop so much? During the quarter, we saw a couple of customers drop votes from contracts in the U.S. Gulf of Mexico. That was not a surprise. What we underestimated was the fierceness of the spot competition at this point in the cycle during the quarter. With so many vessels available, operators were able to be quite specific, and we've seen boats win jobs out over others, because of vessel width or beam, slightly larger fuel carrying capacity as well as price.

Southeast Asia saw utilization decline, as the choppiness from the second quarter carried over and prevailed throughout the third quarter. That means revenues declined as a result of lower than anticipated utilization in Southeast Asia and the U.S. Gulf of Mexico. While revenues declined, direct operating expenses increased. In fact, direct operating expense increased to $62.2 million from $59.7 million.

As Quintin mentioned earlier, this relates to several specific items. Firstly, we incurred an increase of $1 million related to higher expenses for vessel supplies and consumables, almost all of this was in Southeast Asia. Here, we had higher fuel cost associated with powering idle vessels. Idle days increased this quarter by 260, of which almost 200 were in Southeast Asia.

More positively $400,000 of the increase in this fuel cost related to the fuel to move four vessels between countries in the region of Southeast Asia, to prepare for contracts with an IOC that start in the fourth quarter. We were reimbursed for all of these costs. So while the expense increased, we also saw an increase in revenue for that number as well, $400,000. Quintin mentioned that we anticipate these contracts will help us improve Southeast Asia in Q4.

Next, to direct operating expense, we had an increase of about $1.1 million associated with higher repairs and maintenance and other vessel expenses. Again, Quintin mentioned, this came from unexpected repairs in Brazil, cost associated with repair as well as higher docking and wharfage costs. Again, we do not anticipate this portion of the expense will continue until next quarter.

Finally, we also incurred an increase of about $600,000 related to higher labor costs from a scheduled annual wage increase in the U.K. The U.K. is one place where we actually saw improvement in results over the second quarter and this increase make sense. Going forward, we do not anticipate the high move cost in Southeast Asia or higher repairs in Brazil. I already mentioned drydock expense was $4.4 million for the quarter, which is about $3.6 million less than guidance, primarily as a result of delay in work.

G&A for the fourth quarter was $15 million in line with our guidance for the quarter. Consolidated operating income, excluding the gain on sale of assets and other, we've just discussed, was $27.9 million compared with $32.8 million in the second quarter. During the quarter, we saw operating income drops in Southeast Asia, the U.S., Mexico and Brazil, offset by some gains in the North Sea.

In the Americas, utilization materially declined to 83% from 92% in the second quarter. We had a mix driven 3% improvement in day rates to $24,000, which only partially offset the utilization fall. As a result, revenues for the Americas fell $2.7 million to $53 million from $55.7 million. Operating income also fell $3.8 million to $15 million from $18.8 million. Again, greater than 100% flow-through had to do with higher docking wharfage and R&M costs.

Within the Americas, the U.S. Gulf of Mexico utilization decreased 9 percentage points during the quarter to 82%. About half of that decline was due to more vessel days and drydock and enhancement, which we expected. While the other half of that decline related to more off-hire days caused by a competitive spot market.

Fleet upgrades in the region helped us increase our average day rates almost 4% to $26,500 a day. This increase came from delivering another stretched vessel that we stretched from a 210 Class to 260 Class, and from the full effect of our new 280 Class vessel. Within the U.S. Gulf, we are forecasting, the market will be difficult during Q4, especially for those vessels in the spot market.

While we forecast that there will be an additional three floating rigs entering the area before yearend, we further believe that five more will enter in the first part of 2015. It's difficult to tell whether these rigs will be incremental to the existing Gulf of Mexico rig fleet or replacement rigs. We will be monitoring the existing fleet closely, but it increasingly looks as if these rigs would be replacing the existing rigs, and that's what we've used for the guidance that we provided for you today.

Brazil was down quarter-over-quarter, with utilization falling 6 percentage points to 89% from 95%. We expect operations in Brazil to improve marginally in the fourth quarter, but the day rate remaining flat and utilization expected to increase into the low-90s.

In Mexico, utilization of the three vessels fleet fell 14 percentage points to 83% from 97% in the quarter. As Quintin mentioned, this is more to do with reasons other than the market and we are still optimistic about the future offshore exploration in Mexico and its potential for significant deepwater resources.

Our expectation is that non-Pemex players could be permitted to bid on tenders for offshore acreage as early as the second half of 2015, and demand should follow for all the companies from there. We will continue to watch the developments in Mexico, as this increase in activity takes place.

Southeast Asia revenues decreased 20% or $3.5 million during the quarter to $13.9 million. Average day rates remained flat during the quarter as expected, however the utilization declined to 67% from 81%. Similar to Q2, we experienced temporary activity declines in the regions where some drilling programs were delayed. Unfortunately, these delays were for the entire quarter instead of only part.

We discussed higher cost to move the vessels from one part of this region to another for specific contracts, and these contracts should help us out. Our contract coverage for the remainder of 2014 in this region has improved from 22% on the last call to over 80%. For 2015, contract coverage has improved from 3% on the last conference call to 22% today. This contract coverage should help limit some of the volatility we've been experiencing in this region, and we expect our utilization will increase in Q4 as a result.

The North Sea represented one bright spot for us this quarter. Revenues increased by 6% to $61.8 million. This was a nice improvement from Q2. We improved, because of both day rate and utilization. Day rate increased 3% compared to Q2 and utilization increased 2 percentage points. The results came out very close to our initial forecast for the quarter. We expect utilization to remain flat during Q4, but expect day rates to drop slightly as a result of the expected seasonal decline during the winter season.

On the tax side, our effective tax rate for the quarter was 3.1%. Before the non-recurring items, the effective tax was approximately 4%. Going forward, we anticipate the rate for the rest of the year should be between 5% and 10% and probably closer to the lower end of that range. As always, this rate is highly dependent on the location of profits, and if the Gulf of Mexico picks up much faster than anticipated, we could see this rate increase.

On the cash front, we generated $55.8 million of cash from operations during the quarter. Net CapEx for the quarter was $5.5 million. And cash on hand at the end of the quarter was $32.7 million. We did not draw any additional funds from our revolving credit facilities during the quarter, while we pay down the facility by $25.7 million.

Total debt at the end of the quarter was $519 million. Total CapEx for the remainder of the year will be approximately $28 million, of which approximately $19 million relates to our newbuild CapEx. We have an approximately $73 million of planned CapEx for 2015 and nothing right now for 2016.

Dividends paid for the quarter were $6.6 million. Quintin already mentioned our dividend thanking earlier on the call and we expect this dividend will continue on indefinitely. In this quarter, we're clearly seeing the effects of the downturn and we plan to react.

What can we do maximize value in the falling market? We can increase financial flexibility to take advantage of high-return opportunities as they arise, ensure we have the highest quality fleet to meet customer demands, and opportunistically repurchase our own shares.

As asset prices come down, we have to have opportunities to invest in existing assets that could provide high returns for us through the cycle. Being ready to do that is key. And that's why you saw us take advantage of the strong banking market, double the size of our U.S.-based revolver to $300 million. The new five-year deal allows us greater flexibility to invest, while decreasing our overall cost. At our current borrowing levels, this improved pricing on this deal should save us around $0.5 million in interest expense per year.

Disposing of older tonnage is a key part of our business strategy, and we will continue to sell more of these old vessels as opportunities present themselves. Neither of the vessels sold in Southeast Asia this quarter has experienced particularly high utilization or profitability over the previous two quarters. As we continue to evaluate tonnage for sale in this region, we will also continue to look for incremental purchase opportunities. Again, Southeast Asia provides us with the best returns through the cycle and we're not overly concerned about a short-term delay in demand.

Finally, we believe investing in our own stock is a good deal. Since June 30, we've purchased over 750,000 shares in an average price of just over $32 per share. This represents 3% of the weighted shares outstanding. We continue to evaluate this program and you may see us continue to be active in the market as Quintin talked about earlier on the call.

Looking forward, as Quintin mentioned, we anticipate revenue for the year of 2014 to be between $490 million and $495 million. We currently anticipate that revenue for the fourth quarter will be between $110 million and $115 million.

Although, we will give updated more complete guidance on 2015 next quarter, our initial expectation for 2015 is an indication that full-year revenue will be between $480 million and $530 million. Please keep in mind that this excludes the four older vessels we have already sold this year that generated combined run rate revenue of $15 million to $20 million while working.

We still expect the direct operating expenses will be approximately $61 million in Q4, and this will bring the total for the year to just under $240 million. This is an area that will receive increased scrutiny by us going forward, as we look for smarter ways to help our team run the vessels.

General and administrative expenses are expected to be slightly above or right at $15 million in Q4. Depreciation expense is expected to be under $76 million, just under $76 million for the year, but the fourth quarter is expected to fall slightly to $19 million. We anticipate beginning the 2015 year with a run rate for depreciation of around $20 million per quarter.

Cash paid for interest in 2014 is expected to be about $36 million, which equates to $9 million per quarter. For 2014, the interest expense will be slightly lower than the total cash number, at about $30 million, because the portion of the cash interest is capitalized into the vessels under construction. We expect interest to be around $8 million in the fourth quarter, but this could increase slightly depending on share repurchase activity.

With that, I'm going to turn the call over to David.

David Rosenwasser

Thank you, Jay. As Jay has gone into quite a bit of detail, I'll try to be as brief as I can as we go through this, but I want to highlight several items in each of the areas we operate.

So in the North Sea, Q3 is traditionally a period characterized by improved day rates and utilization. As the summer season is in full swing with offshore construction work and platform shutdowns increasing demand for vessels.

Whilst the market moved around a bit during the quarter, we did see improved rates overall, helped somewhat by late quarter rig arrivals and associated rig moves leading to an improvement in anchor handling rates as compared to the previous quarter, which Quintin mentioned.

During the quarter, we also secured two five-year contracts for PSVs in the southern North Sea at good rates providing a boost to the third quarter with one of those vessels starting her charter, and the second vessel slated to start late in this quarter.

As we move into typically slower winter season however, customers are continuing to talk of financial discipline and are driving to improve efficiencies and reduce cost. Several projects have been delayed or deferred, and there are strong signs that this period of austerity on behalf of the oil companies will continue in the short-term putting increased downward pressure on both the utilization and rates.

On a positive note, several vessels have been contracted to support operations and the installation of the South Stream pipeline in the Black Sea starting in later Q4, which will help counterbalance vessels returning to the North Sea from the Russian Arctic.

In addition, London's discovery announced last week in the Bering Sea fuels are likelihood of a rapid infrastructure development in the area, since it's not far from previous discoveries for both London and Statoil.

Finally, Arctic work off Norwegian Shelf is expected to progressive, so the activity continuing to be encouraged by the Norwegian government and NPD, hence coordinated seismic studies, but as we know field development is a slow process. In light of the challenging winter ahead, we are continuing to seek opportunities to secure term coverage both in an out of the North Sea and recently secured a contract with one of our PSVs offshore Cyprus to support drilling campaign, that's expected to last well into 2015.

In the U.S. Gulf of Mexico, the market softened during the third quarter and this is carried over into the current quarter. Some idle BP rigs and contracted rigs enable to work due to loop currents contributed to this slow down. Although all of our PSVs are currently working today, a few vessels could roll-off term contracts later in the fourth quarter, and we're working to term up vessels, both in and out of the U.S. Gulf.

Our heavy fourth quarter 2014 and first quarter 2015 drydock enhancement schedule is coming at an opportune time. We completed our fifth 260 Class PSV enhancement at the end of the quarter, with a sixth vessel nearing its completion and expected to be back to work in November this year. Due to the success of this program, we have contracted with the shipyard to add a ninth vessel to the enhancement program, which we'll see enter the yard in late first quarter 2015.

On the newbuild front, we anticipate delivery of our second 280 Class PSV in early Q1, and are in active contract discussions regarding this vessel. The two 300 Class PSVs at a different shipyard are continuing, although at a somewhat slower pace, largely as a result of a tight specialized labor market in the area.

The first vessel, which was successfully launched last week has a revised expected delivery of Q2 2015, with a second vessel following in the middle of Q3 2015. Our final newbuild in this program, the third of our Arctic PSV is currently being built in Norway, remains on schedule and is expected to deliver in the fourth quarter 2015.

In Mexico, one of our small AHTS vessels came off contract with Pemex earlier than expected in Q3, but this should present us with the opportunity to take advantage of the expanding offshore market in the area. In fact, we are cautiously optimistic about contract opportunities for various types of equipment in the area including PSVs, Anchor Handlers and Fast Supply Vessels as we move into 2015.

In Brazil, we recently extended contracts on four U.S. flagged vessels for various periods into 2015 with options in our favor to extend further if desire. Although, an unexpected mechanical breakdown on vessel hampered our quarterly performance somewhat, we're still seeing operational improvements in the area. We are also seeing increased opportunities developing in Brazil with, both, Petrobras and foreign operators and are actively participating in these discussions for vessel deliveries as early as Q1 2015.

Lastly, in Southeast Asia, third quarter was unseasonally subdued. The several vessels options is not being taken up. There have been downward pressure on rates for many classes of vessels due to falling utilization and the weak market sentiments have resulted in a number of market surveys being watched to test our indicative rates and availability.

Fortunately, the anchor handling sector outperformed the PSV sector in the region, and even though utilization have already dropped in Q3, there are signs of increased activity in Q4. While, GulfMark Asia operates in predominantly anchor handling spot regional markets, Q3 did see the commencement of a four-year plus three-year charter for a super major in the area with another vessel following in Q4 on a similar long-term charter.

Looking forward, we do see national oil companies leading the way for the region in medium-term as demand increases in their local markets. With both Indonesia and Malaysia increasingly focused on enhanced oil recovery, there will be additional needs for modern DP tonnage in the area.

With that, I will turn it back to you Quintin.

Quintin Kneen

Thank you, David. It's always a difficult business to predict, mostly with regards to utilization, but I suspect over the next couple of quarters that day rate is going to be difficult to predict as well. We still anticipate that 2014 will be a record revenue for GulfMark, but less of a record than we originally anticipated

With that, Keith, please open it up for questions.

Question-and-Answer Session

Operator

(Operator Instructions) And the first question comes from Jeff Spittel with Clarkson Capital Markets.

Jeff Spittel - Clarkson Capital Markets

Maybe if we could start with the Gulf of Mexico, it seems like maybe that's where things have changed the most. And David, I think you alluded to this, but it would be, I guess, if this persists through the early part of 2015, even with some rigs mobilizing into the area, being more replacement rigs. I guess, should we expect to see some mobilizations out of that region, given that it sounds like Brazil and Mexico are looking a little bit more vibrant?

Quintin Kneen

Jeff, I think you will. We have certainly seen at thus far. I think that's been accelerated actually over the last month or so. So there are opportunities in Mexico, there are opportunities in Brazil. And the spot market in the U.S. Gulf is active. There is just a lot of tonnage available on the small-medium size range that's available.

Jeff Spittel - Clarkson Capital Markets

And in Southeast Asia, as we look ahead to 2015, I'd loved your thoughts, I guess, on what a more normalized run rate. I know there is no such thing necessarily for utilization, but do we seen recovery maybe into the mid-70s, as some of these guys start getting a little bit more active?

Quintin Kneen

Yes. Actually I think that a normal run rate for Southeast Asia is in the mid-80s. And we have a couple of quarters in a row, back in 2007, '08 or '09, where we are at 100% utilization. So that region can get very strong. I expect that you'll see that back into the mid-80s and even below 90s in 2015 and 2016. Day rate seems to be holding right at about that $15,000 a day rate. We need to continue to burn-off oversupply, before we can push that up a little bit, but utilization should comeback next year.

Jeff Spittel - Clarkson Capital Markets

Is there a particular area within Southeast Asia that you're feeling most optimistic?

David Rosenwasser

I think Thailand is active. Vietnam is active. Malaysia is active. So it's not just one, it's actually several different regions, which we hope to see continue to develop.

Operator

The next question comes from James West with ISI.

James West - ISI

Quintin, how oversupplied do you see the global markets at this point based on kind of where demand is and the building that's going on? And how are you thinking about retirements of older assets helping to balance out this market or is that just not a current at this point?

Quintin Kneen

Well, the first part your question, which is what is global oversupply, especially as it relates to accounts like number of vessels, it's very difficult to say. You can get a good sense for it in areas like the Gulf of Mexico and in the North Sea where the markets are fairly transparent, but outside of that, and especially in Asia it's very difficult to say. But it certainly feels like about 200 vessels more than we need globally today. But that number can ebb and flow from the regions that don't have cabotage restrictions. I forgot the second part of your question. Would you repeat it for me?

James West - ISI

Well, I was just asking that there are still a good amount of older vessels kicking around the market. Are there enough that are being retired to kind of help balance this market or is just that the newbuilds coming in just kind of overwhelm at?

Quintin Kneen

Well, I certainly believe that in the oversupplied market, it will facilitate the exit of the older vessels. But older vessels seem to always stick around much longer than we anticipate. And they move into areas where the standards aren't as high. So you might see them move into areas like the Middle East or certain parts of West Africa, where it is that sophisticated. A lot of good work in those areas, but some of it is more commoditized. So I'm not counting on that pushing out the market or pushing the market into a tighter area, but I'd love to see it happen.

James West - ISI

And then how are you thinking about the opportunity offshore Mexico a little bit longer-term, as we go through, and as you reform and while some of the outside capital source to come into the market? Pemex is talking about ramping up their shallow water activities and deepwater too. I mean how are you guys looking at that opportunity?

Quintin Kneen

We're generally very optimistic on it. But let me turn it over to Dave, he's done a lot of work in that area.

David Rosenwasser

I am, as we mentioned, cautiously optimistic about. I just think it's going to take a little longer than people want. I think the realistic expectation is that nothing really starts to gain any traction before the second half of '15 and into '16. A lot still needs to happen to, I guess, create an infrastructure and the demand from the interdependence coming in working with Pemex, working beside Pemex, competing against Pemex, and that's going to take a bit.

But I have seen and we are as an industry seeing, a lot of ancillary opportunities develop in Mexico. And I think you've seen a number of vessels, I should believe, U.S. Gulf here in the last month or so for work in Mexico. So I think that will continue to develop.

Operator

And the next question comes from Gregory Lewis with Credit Suisse.

Gregory Lewis - Credit Suisse

David, as we think about the Gulf of Mexico, I mean clearly you guys are a little bit cautious on the Gulf of Mexico. You highlighted the issues facing some of the smaller boats. But when we think about the third quarter and as we move into the winter, some service providers have been highlighting loop current is being unseasonably, or should I say, seasonably higher than usual in the third quarter. Do you have any sense for how much of that contributed to the slowdown in activity in the Gulf of Mexico? And as we move forward, are we seeing more normalization or is that something that we shouldn't really be thinking about as creating a soft pocket in the third quarter?

David Rosenwasser

I think, well, we know for sure that was four to five rigs affected by the loop current. And so if you take a number of vessels for those rigs, you kind of get to a vessel number that was basically either on standby or just not working. Hurricane season does to a smaller extent affect some of the operations in the Gulf as well. I hope that as we go further into the fourth quarter that that work starts to pick up a bit.

We've seen, as I said, a tightening of the spot market. We don't have any vessels available to work today. On a term-market basis, as you mentioned, we're more conservative. We have the potential of some vessels rolling off term later in the quarter. And so we're going to assume that they're not going to get picked up, I hope that they are, but that's really what's driving some of our numbers. And as we look forward, I do see an increased amount of activity in the Gulf in 2015. I just think that it's going to be a bit soft, until those ancillary vessels or smaller vessels get absorbed back into the market.

Gregory Lewis - Credit Suisse

And then just, even after I run through the updated 2015 revenue guidance, and think about where cash flow is going to look like. I mean, clearly Gulf market is still going to be generating some solid cash flow in 2015. I mean, congratulations on that and setting that up.

As we think about the cash coming in, it doesn't look like you have any interest in paying down debt at this point. How should we think about that cash flow? I mean is that just simply going to -- should we be thinking that that's going to be accumulating on the balance sheet for potential acquisitions or should we kind of just think about at these levels more of a steady or buyback?

Quintin Kneen

Well, certainly, at the levels we've seen recently, I would expect us to be in the market. But it won't be one or the other, it will be both. As opportunities come along at the right price and give us the long-term returns on capital that we're looking for on these vessels, we're definitely going to act on it. But certainly not going to be just one of the other, but in today's market more likely to be buyers of our stock.

Operator

And the next question comes from Matthias Detjen with Morgan Stanley.

Matthias Detjen - Morgan Stanley

So I had a question also regarding movements between regions. And so you talked a bit about how you've seen vessels might go into West Africa and the Middle East. And I was wondering to what extent Southeast Asia would be affected by such movements, of coming of vessels just getting from other regions?

Quintin Kneen

I don't think you're going to see vessels from other regions going into Southeast Asia as much as you're going to see vessels built in Southeast Asia. It's a general supply in Southeast Asia, driving the number of vessels there. Now, occasionally you'll see vessels from the North Sea move into Southeast Asia, and you haven't in the recent past 10-years or so. But I think that more likely than that you're going to see organic growth in Southeast Asia.

Matthias Detjen - Morgan Stanley

And regarding the order book, I mean we've talk a lot about -- there is a lot of investments coming into the market, and we've seen some delays with your vessels in the U.S. To what extent do you think the current order book will be either delayed or slipped or do you think that might there be some cancellations in that as well, seeing that the market is turning a bit more difficult?

Quintin Kneen

Well, I don't think that we're going to see the types of cancellations that we saw in 2008 and 2009. There may be some. The more difficult order book to predict is Southeast Asia. I think there is about 200 vessels in that order book today, and it's difficult to know whether or not some of those speculative builds are going to continue to go forward. But certainly outside of Southeast Asia I expect all of those vessels to deliver. They maybe a little delayed, but probably not more than two quarters.

Matthias Detjen - Morgan Stanley

And just one last question. The contracted vessels you were looking to sell, can you disclose in which region that was or is that not yet clear?

Quintin Kneen

Those are in multiple regions, and I just don't want to say today. There could be an update on that, when we go into the Q4 call.

Operator

And our last next question comes from Turner Holm with RS Platou.

Turner Holm - RS Platou

So just a question on contract coverage. You guys, I believe, said that your 26% covered for 2015 now, and I was just looking back at this point last year, and it looks like you're about 42% covered for the forward year at this point in '13. I was just curious, if maybe you could provide us a bit of color on perhaps why you have the lower coverage now? And maybe just give us some insight into what you see for long-term contracting opportunities and sort of your contracting strategy going forward?

Quintin Kneen

Well, our general contracting strategy is to go for contract cover in the near term, and the market isn't offering a lot of long-term coverage today. So as a result, obtaining contract coverage is more difficult today than it was last year.

Turner Holm - RS Platou

Just a question on maybe some of the asset sales. I guess you sold two vessels in the quarter and you mentioned that you have agreement to sell two more. What does the market look like for selling some of those older vessels? Is it possible that over the next few quarters we see more of those older vessels move out of the fleet?

Quintin Kneen

Well, we're certainly optimistic. The market is still good for older vessels. It's never a great market for older vessels, but relative to where it's been and ebbs and flows it's a good market for older vessels in certain regions of the world.

Turner Holm - RS Platou

So I guess it's possible to maybe see a few more asset sales as we go forward?

Quintin Kneen

We're certainly hopeful. It's a difficult market to predict just because it becomes more specific arrangement with a particular buy from time-to-time, but we're certainly motivated along those lines to move about three or five more assets.

Turner Holm - RS Platou

And one last quick one on the capital structure. I saw the new lending facility. I guess you guys haven't drawn much on that yet. I was just curious if, you mentioned you've been buyers of the stock, but maybe you might think about buying onto this point. Could you sort of rearrange the capital structure where you've draw down on maybe the term facility and maybe buyback some of the bonds, lower the interest cost?

Quintin Kneen

Yes. At this point, I don't think that buying back our own bonds is at the top of the list. I think the term of the bond debt and the rate that's out there is attracted to us, and something that we're very happy with at this point in the game. So I'm not sure I would see us get in that direction, albeit I'll leave the door open that anything could happen at some point if it did make sense, but probably not the first priority at this point.

Operator

And the next question comes from Jo Gibney with Capital One.

Jo Gibney - Capital One

Just a question on the cost, particularly on the direct vessel operating cost side, a $60 million run rate here in the fourth quarter. It sounds possibly like some continued pressure on the labor front. Quintin, kind of what is your thoughts there on how that's trending in '15 against the backdrop of this $480 million to $530 million revenue guide?

Quintin Kneen

Well, I think they will be up slightly, but in general, you don't see the significant increases that we saw back in '09, '10 and '11. There certainly are more vessels to deliver in the current order book as far as the world supply of vessels, but I don't think it's going to put the same type of pressure on labor we saw back then. So we're looking for general inflation increases throughout 2015. And of course, as we have more vessels, larger vessels that may, on a per vessel average basis bumped in up a little bit.

Jo Gibney - Capital One

Jay, just a clarification. You referenced what your rates were in the Gulf of Mexico in the quarter. I was wondering if you could repeat that, I think you said 26.5, up 4%. I just wanted to confirm that was accurate.

James Mitchell

Yes. I believe. Bear with me for a quick second.

David Rosenwasser

Jo, I do believe that is correct.

Jo Gibney - Capital One

And then just one last clarification, Jay, just where are we on sort of the -- remind me where we are on your buyback authorization exiting the quarter?

James Mitchell

Exiting the quarter, before we've done a lot of the share repurchases that were out there. We bought $13 million of 100, plus the recent over 750,000 shares we just purchased, just over $0.31 a share.

Operator

And the next question comes from J.B. Lowe with Cowen and Company.

J.B. Lowe - Cowen and Company

I just had a quick clarification question on your asset sale potential. I think you said that you are looking at maybe four or five more vessels. Is that beyond the two that are under contract to be sold this quarter?

Quintin Kneen

Yes, it is.

J.B. Lowe - Cowen and Company

And then on the acquisition front, is Southeast Asia still kind of your target for where you would look to pickup active vessels right now?

Quintin Kneen

It really depends on how asset prices behave over the next several quarters. And certainly, we are looking for attractive opportunities in all of our markets. Southeast Asia historically has been our highest return in capital market and it's our smallest region. So I would like to disproportionately grow that region, but the opportunities don't present themselves in such a orderly fashion. So as things come up, we're definitely going to take advantage of them. But it could be in any of the regions that we operate.

J.B. Lowe - Cowen and Company

And then on the term contracts that you have rolling-off in the Gulf this quarter, how many vessels do you have rolling-off term contracts in the Gulf? Did you mention that?

Quintin Kneen

I don't think that we mentioned that actually. And we are not going to, if that's all right for you?

J.B. Lowe - Cowen and Company

That's fine. I guess, my question is do you think that there is an opportunity to keep those in the Gulf working or would you move them out of the region? Or if there wasn't anything specifically, immediately when they roll-off, would you keep them in the Gulf for maybe a couple of months to try to secure or something for them then or would you move them out immediately?

Quintin Kneen

I don't think its bad in the Gulf there that we would be moving our vessels out. I mean I think that we've got a high-quality fleet in Gulf of Mexico and I think that we're going to be one of the preferred operators. So we're definitely going to get the utilization when that utilization is there. So I don't' see us being a big mover. I think some of the comments earlier on the call was about the regional fleet including other competitors in the market disproportionately moving vessels out of the Gulf.

J.B. Lowe - Cowen and Company

Thanks for clearing that up. That's all I have.

Operator

(Operator Instructions) And we do have a question from Cole Sullivan with Wells Fargo.

Cole Sullivan - Wells Fargo

The question I had was really on the North Sea. We've seen some rig releases up there on the floater side. And I just wanted to kind of get an idea, you briefly touched on it earlier in the comments mentioned on Black Sea providing some demand there for vessels to kind of equal out a little bit. How do you see the Arctic vessel influx back into the U.K., Norway sector? And then also sort of rig release issue there, impacting the North Sea vessel fleet.

Quintin Kneen

Well, certainly the decrease in rig utilization in North Sea was not what we anticipated earlier in the year. So our view has softened on the North Sea because of the rig activity, but then Arctic activity doesn't surprise us. We always knew that those vessels are going to be coming back, so that wasn't going to be going through the winter. And so I do worry about sanctions in Russia, and what impact that has longer-term. But generally, we're still bullish on a lot of the severe weather in Arctic type and subarctic conditions that we can operate in, in the North Sea.

Cole Sullivan - Wells Fargo

The next question I had was just on the Gulf of Mexico, it sounds like most of the pressure that we've seen this quarter and probably going into the fourth quarter is mostly on the small and midsize. How do you see the larger vessels like the 260 and the 280, 300 Class vessels from the rate perspective? It sounds like we're going to potentially see a rate pullback here in the fourth quarter, it sounds like most of that's focused on the small and mid, is that fair?

David Rosenwasser

I think it's really relating to the fact that that's the predominant size of the vessel in the market. I think as we see more 280s and 300 roll into the market, there will pressure on rates at least in the short-to-medium term. I really think in the long-term, the Gulf has tremendous potential, but I do think there's going to be some rate pressure for a bit.

Cole Sullivan - Wells Fargo

And then the last question quickly. I think you guys have some Brazil vessels on a rolling this quarter. How do you see those faring? Are they likely to go into the spot market?

David Rosenwasser

No. I'm glad you asked that, because we mentioned that we have extended all four of those U.S. flagged vessels in Brazil through '15. So we've termed them up.

Operator

And I have no other questions in the queue. So that concludes today's question-and-answer session. I would like to turn the conference back to Mr. Kneen for any closing remarks.

Quintin Kneen

Thank you, Keith. And thank all of you for your interest in GulfMark. We look forward to updating you again in February. Good bye.

Operator

Thank you. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect. Have a nice day.

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Operator

Welcome, everyone, to the GulfMark Offshore third quarter 2014 earnings conference call. My name is Keith, and I will be your conference specialist for this presentation. On the call today are Quintin Kneen, President and Chief Executive Officer; Jay Mitchell, Chief Financial Officer; David Rosenwasser, Chief Operating Officer. (Operator Instructions)

This conference call will include comments, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the company's filings with the SEC. Forward-looking comments on this conference call should not therefore be regarded as representations and the projected outcomes can or will be achieved. Thank you.

I'd like to now turn the call over to Mr. Quintin Kneen. Please go ahead, sir.

Quintin Kneen - President and Chief Executive Officer

Thank you, Keith. Hello, everyone, and welcome to the third quarter 2014 GulfMark earnings conference call. As always, our objective today is to provide you with some clarity on the numbers. Similar to last quarter, we had a few special items, and Jay will expand on those when he goes through the numbers.

I will start off the call with some prepared remarks summarized in the current market conditions and on what we anticipate for the remainder of 2014. Given the uncertainty in the market today, I will take the opportunity to emphasize our philosophy on capital expenditures and on returning cash to stockholders. And then I will hand it over to Jay to go over the quarterly numbers in more details and our updated earnings guidance. Next, David will give us an update on operations around the world. And then we will open it up for questions.

On an absolute basis, it was an okay quarter. Anytime revenue was below expectations and costs were above expectations. It's hard to be too proud of the results, but the absolute returns in terms of return on capital, EBITDA margin and even the return on equity were solid. But they were below our expectations, and the recent trend in quarterly earnings has not been reflective of where we thought we were in the cycle.

On previous calls this year, we had seen the business tightening in the second half of 2014 and into 2015, and we're pulling back from that position. This year, revenue is still looking better than last year and next year it's looking better than this year, but we have scaled back the year-over-year revenue growth, as indicated by our revised 2014 guidance and our initial revenue guidance for 2015.

At the consolidated level, revenue was down from the second quarter, which was driven by a 5 percentage point decrease in utilization. On a sequential quarterly basis, utilization was up in the North Sea, both in the North region and in the U.K. sectors. That increase from the second to the third quarter is typical North Sea seasonality. But the North Sea this year has been anything but typical, so it's nice to report the increase.

The first part of the quarter was slow, consistent with what we experienced at the end of the second quarter, but about midway through July, and we saw both PSV and anchor handler demand in the region pick up. The anchor handler market had nice demand spike late in the quarter. And although we only have one anchor handler in North Sea that helps PSV market, as it keeps anchor handlers focused away from PSV supply runs.

Utilization for the quarter was down sharply in Southeast Asia, continuing at the level we exited the second quarter. A portion of increase and direct operating expense this quarter was spent on fuel to reposition a few vessels in that region. And we are optimistic that with that repositioning we can get utilization back into the 80% range, but demand in the region has been soft and oversupply of vessels there is still a problem.

I think what reflects us the most this quarter was the 9 percentage point decrease in utilization in the Americas segment, driven by an 8 percentage point decrease in the U.S. Gulf of Mexico, which two-thirds of that segment.

The U.S. Gulf of Mexico has been a difficult market for us to predict this year. We started out the year relatively bearish, got more optimistic in the second quarter as the market seemed to be tightening up, but then it dropped off again in the third quarter. We're currently anticipating that utilization will be softening again in the fourth quarter. And probably, given that utilization is softening sharply two quarters in a row, we are likely to see the average day rate begin to give as well.

As a result, where we have seen the average day rate in the U.S. Gulf of Mexico continue to increase throughout the year, I suspect that will be off in the fourth quarter. We still anticipate year-over-year that it will be up about 10%. Earlier in the year, we were hoping for a 15% year-over-year increase in average day rate in the U.S. Gulf of Mexico. It's currently up 11% year-to-date, but we are anticipating a pulling back in the fourth quarter and consequently we see the anticipated year-over-year increase decreasing.

The other principal geographic areas within the Americas segment are Brazil and Mexico, and utilization was also down sharply in those areas, but mostly due to mechanical reasons, not for demand reasons. As I've mentioned earlier, the increase in operating cost for the quarter, and a portion of that was an increase in repair expense in Brazil. And as you expect, when a boat is down for repairs, in addition to the cost of the repairs, it's often of higher, as was the case here.

As we look to the fourth quarter, on a consolidated basis, we anticipate utilization holding at about where it is today. We expect utilization to step down in the U.S. Gulf of Mexico and Mexico; but do increase in Southeast Asia, based on our repositioning of vessels; to step back up in Brazil, as what impacted the utilization in that region, we see as transitory; and for utilization in the North Sea to be flat with what it was in the third quarter.

The other driver of revenue, average day rate, on the other hand was up nicely, about $800 per day overall. It was driven up more by improving fleet mix and market demand. The quality of the fleet is continuing to improve through a combination of younger, more advanced vessels being added to the fleet, older more commoditize vessels leaving the fleet and smaller vessels being stretched and enhanced.

The average day rate in the U.S. market is looking to be up about 10% year-over-year. The average day rate in the North Sea is looking to be up 5% year-over-year. And even Southeast Asia, which has seen a sharp decline in utilization this year, is looking to see their average day rate increase over 3% on a year-over-year basis.

As we look to the fourth quarter, we are anticipating that the decrease in utilization we are seeing around the globe is going to begin to soften the average day rate. We are currently anticipating that our consolidated average day rate will decrease between $1,250 and $1,750 per day in the fourth quarter.

Direct operating cost were higher than we anticipated during the third quarter, driven by higher fuel cost, as we repositioned some vessels in Southeast Asia and to some higher than normal repairs, principally in Brazil. We are now anticipating revenue for the full year 2014 will be between $490 million and $495 million. And for 2015, we are anticipating revenue to be between $480 million and $530 million.

Using the midpoints of those ranges, year-over-year revenue should be up 8% in 2014 and 3% in 2015. However, direct operating costs have been increasing faster. In fact, year-over-year direct operating costs in 2014 are looking to be up 10% compared to the aforementioned 8% increase in revenue.

Using the third quarter of 2008 as a baseline, revenue last quarter was up 3% over that quarter, the direct operating costs are looking to be up 34% over the same period. Our ability, which I see consistent within the entire industry, to push cost increases through to our customers has been severely limited, due to the overbuilding of supply vessels in all geographies around the world.

Direct operating expenses are principally labor and labor has been driven up, because there has been a shortage of experienced qualified mariners, also as a direct result of overbuilding, as the pool of experienced qualified mariners can grow as fast as the supply of vessels.

The lack of capital discipline in our industry is frustrating, but essentially it's structural due to the relatively low barriers to entry. We aim to be different. As with any business that has difficulty commanding price, we aim to be as cost-efficient as we can be without jeopardizing the relatively modest amount of diversification that we can assemble.

But we're also in a capital-intensive industry, so we have to be as efficient as possible with our capital. We aim to geographically diversify our business, as the supply and demand factors across the world are different enough that when combined they provide robust volatile revenue base.

We see this industry best manage is focusing on the long-term return on capital. We do that by focusing both on efficient operations, which gets talked about often, but the other critical element is the efficient use of capital. Fleet management is key to maximizing the efficiency of capital.

As it relates to fleet management, one of the slides we routinely use in our vessel presentation is one that depicts our vessel sales throughout the life of the company. And we have routinely sold our vessels for more than what we actually paid for them, not book value, but what we actually paid for these assets when we acquired them. Accomplishing that is no small task. It requires buying smart, maintaining the vessels well and selling smart.

Also, buying and selling vessels is key to maintaining a young technologically advanced fleet that is preferred by the operators. That helps us secure utilization and in that way bolsters the revenue stream. And for meeting our objective of selling vessels for their original purchase price, it's a real benefit to our stockholders. It equates to an additional 5% return on investment on top of what we're earning on operating the vessels.

The reason I bring this up is that although we are in an uncertain market, we're going to continue sell vessels, when we can get a good price and we're going to continue to buy vessels, especially if a down market provides a favorable price. And I want investors to be aware of why we're giving up revenue and why we're spending capital, and what can be seen as an uncertain market. But the only concern to us is that this business is volatile.

The routine cycles are reliably range bound. It's looking like we're going to be in the low-end of the range over the next several quarters. So I wanted to give you a heads up, that we don't see this downturn as anything other than normal, and we're going to keep on buying and selling, so that we keep the fleet in an ideal state. If we see size of the business is moving up in normal cyclical balance, we'll certainly adjust accordingly.

Now, I realized, I've just described a capital-intensive, cyclical, highly commoditized business with a substantial liberty of operating leverage. Most of you know that already. But to the point, a business and an industry with these characteristics needs a solid balance sheet, and we run the business conservatively. We will make countercyclical investments, but we're mindful of the balance sheet. Jay is going to share with you some of our recent efforts on that subject.

Dividend and stock repurchases are something we feel strongly about. We started our dividend two years ago and we intend to keep it going. We want to encourage the long-term holding of our stock, by giving holders a portion of the income throughout the cycle. There is more than a bit of volatility in this industry, and we think we differentiate ourselves by focusing not just on return on capital, but also by focusing on returns of capital.

Share repurchase to us are just another investment. We're not interested in the EPS impact, we're not of the belief that we're propping up the stock price. We're in it for the return on investment. If we're selling vessels for what we actually paid for them, by removing accumulated depreciation from the balance sheet, you can see what we believe is the true value of the stock.

Buying our stock at the prices we have seen recently, makes perfect sense to us. And to the extent that it doesn't jeopardize the balance sheet or preponderance of better investments don't come along, we plan to keep on repurchasing our stock.

The newbuild program continues to progress. We have delivered eight of the 12 vessels in the program. We didn't have [ph] Anguilla rescheduled for the third quarter. The U.S. newbuilds continue to run late, but we have no concerns over their total cost or ultimate delivery.

Our next newbuild delivery is now anticipated to be in the first quarter of 2015, and it's looking like we will deliver one vessel per quarter in 2015. The first three vessels in 2015 will be the U.S. newbuilds, and then in the fourth quarter we should take delivery of our third Arctic Class PSV in Norway.

As we have mentioned previously, our approach to building vessels going forward is likely to be away from the large episodic building programs and closer to a steady through-the-cycle program, I believe some couple vessels per year. And as opportunities present themselves, we will acquire vessels on the secondary market, as we did in the first quarter. In the current market, we are more likely to be buyers, as we generally see an oversupply of vessels around the world. And our belief is that asset prices should be moving in a cyclical fashion downward.

We have added four vessels in 2014, and it is looking more likely we'll have four vessels delivered in 2015. We're comfortable with that rate of expansion. We sold two vessels thus far in 2014, and it's looking like we can sell two more by yearend. We're down to a handful of older vessels that we are motivated to sell, but the fleet is in great shape.

All-in, the third quarter was a solid quarter, but utilization was lower than we anticipated, driven by decrease in demand in the Americas and Southeast Asia. For the fourth quarter, we are anticipating utilization to hold, but the average day rate to slip, and as a result the revenue to be between $110 million to $115 million.

And with that, I will turn the call over to Jay, to go over the numbers in more detail and our updated guidance for 2014.

James Mitchell - Executive Vice President and Chief Financial Officer

Thank you, Quintin. As Quintin just mentioned, Q3 was a solid quarter, but below our expectations, because of the utilization softness in the Southeast Asia and the U.S. Gulf of Mexico.

As everyone saw in the press release and the Form 10-Q that was filed last night, our Q3 earnings were $0.92 per diluted share. That includes asset sale gains, foreign exchange losses and collections of an old claim. I'll talk about the special items first.

On the face of the financials, you will see a line item called gain on sale of assets and other. In that line, we had a net gain on the sale of two vessels this quarter of $5.5 million or $0.21 per diluted share. One of the vessels we sold was 18 years old and the other was 28, both vessels worked out of Southeast Asia.

Also included in that line is a collection from the estate of a bankrupt shipyard. We collected cash of $1.4 million or $0.03 per diluted share. What is this from? In 2009, the company was building three vessels with the U.S. shipyard that eventually filed for bankruptcy. The company wrote-off all money invested in those vessels. This quarter we actually recovered some of that investment and recorded the collection as a gain and that's what you see on this line.

Two more items were different than our expectations and warrant some discussion at this point in the call. Firstly, we had lower than anticipated drydock expense during the quarter. We originally forecasted that we would spend $8 million. We delayed some work and the expense came in at $4.4 million. We now anticipate drydock will be about $9.6 million in the fourth quarter, which will bring this expense to about $26 million for the year, which is slightly below our prior full-year guidance of $27 million to $28 million.

The next unusual item this quarter was foreign exchange. During the quarter, we incurred a non-cash GAAP foreign exchange loss of $1.9 million, which is $0.07 per diluted share. The strengthening U.S. dollar against the British pound and the Brazilian real had a negative effect on our internal and external liabilities and regions that use those currencies for their functional currencies. $1.6 million of this related to inter-company accounts in place primarily to help us quickly repatriate cash from overseas without tax effect, and do not reflect any true economic impact. All of this was recognized, but not realized.

Let's move on to the operating results. In the third quarter, we saw revenue drop 2% to $128.7 million, which was below our expectations. But we did see average day rate increase 4% to just over $22,500. The 5 percentage point decline in utilization to 83% drove the decline in revenue. Moreover, as Quintin mentioned earlier, all the increase in day rate had to do with an improved mix of vessels rather than any market improvements.

How did the utilization drop so much? During the quarter, we saw a couple of customers drop votes from contracts in the U.S. Gulf of Mexico. That was not a surprise. What we underestimated was the fierceness of the spot competition at this point in the cycle during the quarter. With so many vessels available, operators were able to be quite specific, and we've seen boats win jobs out over others, because of vessel width or beam, slightly larger fuel carrying capacity as well as price.

Southeast Asia saw utilization decline, as the choppiness from the second quarter carried over and prevailed throughout the third quarter. That means revenues declined as a result of lower than anticipated utilization in Southeast Asia and the U.S. Gulf of Mexico. While revenues declined, direct operating expenses increased. In fact, direct operating expense increased to $62.2 million from $59.7 million.

As Quintin mentioned earlier, this relates to several specific items. Firstly, we incurred an increase of $1 million related to higher expenses for vessel supplies and consumables, almost all of this was in Southeast Asia. Here, we had higher fuel cost associated with powering idle vessels. Idle days increased this quarter by 260, of which almost 200 were in Southeast Asia.

More positively $400,000 of the increase in this fuel cost related to the fuel to move four vessels between countries in the region of Southeast Asia, to prepare for contracts with an IOC that start in the fourth quarter. We were reimbursed for all of these costs. So while the expense increased, we also saw an increase in revenue for that number as well, $400,000. Quintin mentioned that we anticipate these contracts will help us improve Southeast Asia in Q4.

Next, to direct operating expense, we had an increase of about $1.1 million associated with higher repairs and maintenance and other vessel expenses. Again, Quintin mentioned, this came from unexpected repairs in Brazil, cost associated with repair as well as higher docking and wharfage costs. Again, we do not anticipate this portion of the expense will continue until next quarter.

Finally, we also incurred an increase of about $600,000 related to higher labor costs from a scheduled annual wage increase in the U.K. The U.K. is one place where we actually saw improvement in results over the second quarter and this increase make sense. Going forward, we do not anticipate the high move cost in Southeast Asia or higher repairs in Brazil. I already mentioned drydock expense was $4.4 million for the quarter, which is about $3.6 million less than guidance, primarily as a result of delay in work.

G&A for the fourth quarter was $15 million in line with our guidance for the quarter. Consolidated operating income, excluding the gain on sale of assets and other, we've just discussed, was $27.9 million compared with $32.8 million in the second quarter. During the quarter, we saw operating income drops in Southeast Asia, the U.S., Mexico and Brazil, offset by some gains in the North Sea.

In the Americas, utilization materially declined to 83% from 92% in the second quarter. We had a mix driven 3% improvement in day rates to $24,000, which only partially offset the utilization fall. As a result, revenues for the Americas fell $2.7 million to $53 million from $55.7 million. Operating income also fell $3.8 million to $15 million from $18.8 million. Again, greater than 100% flow-through had to do with higher docking wharfage and R&M costs.

Within the Americas, the U.S. Gulf of Mexico utilization decreased 9 percentage points during the quarter to 82%. About half of that decline was due to more vessel days and drydock and enhancement, which we expected. While the other half of that decline related to more off-hire days caused by a competitive spot market.

Fleet upgrades in the region helped us increase our average day rates almost 4% to $26,500 a day. This increase came from delivering another stretched vessel that we stretched from a 210 Class to 260 Class, and from the full effect of our new 280 Class vessel. Within the U.S. Gulf, we are forecasting, the market will be difficult during Q4, especially for those vessels in the spot market.

While we forecast that there will be an additional three floating rigs entering the area before yearend, we further believe that five more will enter in the first part of 2015. It's difficult to tell whether these rigs will be incremental to the existing Gulf of Mexico rig fleet or replacement rigs. We will be monitoring the existing fleet closely, but it increasingly looks as if these rigs would be replacing the existing rigs, and that's what we've used for the guidance that we provided for you today.

Brazil was down quarter-over-quarter, with utilization falling 6 percentage points to 89% from 95%. We expect operations in Brazil to improve marginally in the fourth quarter, but the day rate remaining flat and utilization expected to increase into the low-90s.

In Mexico, utilization of the three vessels fleet fell 14 percentage points to 83% from 97% in the quarter. As Quintin mentioned, this is more to do with reasons other than the market and we are still optimistic about the future offshore exploration in Mexico and its potential for significant deepwater resources.

Our expectation is that non-Pemex players could be permitted to bid on tenders for offshore acreage as early as the second half of 2015, and demand should follow for all the companies from there. We will continue to watch the developments in Mexico, as this increase in activity takes place.

Southeast Asia revenues decreased 20% or $3.5 million during the quarter to $13.9 million. Average day rates remained flat during the quarter as expected, however the utilization declined to 67% from 81%. Similar to Q2, we experienced temporary activity declines in the regions where some drilling programs were delayed. Unfortunately, these delays were for the entire quarter instead of only part.

We discussed higher cost to move the vessels from one part of this region to another for specific contracts, and these contracts should help us out. Our contract coverage for the remainder of 2014 in this region has improved from 22% on the last call to over 80%. For 2015, contract coverage has improved from 3% on the last conference call to 22% today. This contract coverage should help limit some of the volatility we've been experiencing in this region, and we expect our utilization will increase in Q4 as a result.

The North Sea represented one bright spot for us this quarter. Revenues increased by 6% to $61.8 million. This was a nice improvement from Q2. We improved, because of both day rate and utilization. Day rate increased 3% compared to Q2 and utilization increased 2 percentage points. The results came out very close to our initial forecast for the quarter. We expect utilization to remain flat during Q4, but expect day rates to drop slightly as a result of the expected seasonal decline during the winter season.

On the tax side, our effective tax rate for the quarter was 3.1%. Before the non-recurring items, the effective tax was approximately 4%. Going forward, we anticipate the rate for the rest of the year should be between 5% and 10% and probably closer to the lower end of that range. As always, this rate is highly dependent on the location of profits, and if the Gulf of Mexico picks up much faster than anticipated, we could see this rate increase.

On the cash front, we generated $55.8 million of cash from operations during the quarter. Net CapEx for the quarter was $5.5 million. And cash on hand at the end of the quarter was $32.7 million. We did not draw any additional funds from our revolving credit facilities during the quarter, while we pay down the facility by $25.7 million.

Total debt at the end of the quarter was $519 million. Total CapEx for the remainder of the year will be approximately $28 million, of which approximately $19 million relates to our newbuild CapEx. We have an approximately $73 million of planned CapEx for 2015 and nothing right now for 2016.

Dividends paid for the quarter were $6.6 million. Quintin already mentioned our dividend thanking earlier on the call and we expect this dividend will continue on indefinitely. In this quarter, we're clearly seeing the effects of the downturn and we plan to react.

What can we do maximize value in the falling market? We can increase financial flexibility to take advantage of high-return opportunities as they arise, ensure we have the highest quality fleet to meet customer demands, and opportunistically repurchase our own shares.

As asset prices come down, we have to have opportunities to invest in existing assets that could provide high returns for us through the cycle. Being ready to do that is key. And that's why you saw us take advantage of the strong banking market, double the size of our U.S.-based revolver to $300 million. The new five-year deal allows us greater flexibility to invest, while decreasing our overall cost. At our current borrowing levels, this improved pricing on this deal should save us around $0.5 million in interest expense per year.

Disposing of older tonnage is a key part of our business strategy, and we will continue to sell more of these old vessels as opportunities present themselves. Neither of the vessels sold in Southeast Asia this quarter has experienced particularly high utilization or profitability over the previous two quarters. As we continue to evaluate tonnage for sale in this region, we will also continue to look for incremental purchase opportunities. Again, Southeast Asia provides us with the best returns through the cycle and we're not overly concerned about a short-term delay in demand.

Finally, we believe investing in our own stock is a good deal. Since June 30, we've purchased over 750,000 shares in an average price of just over $32 per share. This represents 3% of the weighted shares outstanding. We continue to evaluate this program and you may see us continue to be active in the market as Quintin talked about earlier on the call.

Looking forward, as Quintin mentioned, we anticipate revenue for the year of 2014 to be between $490 million and $495 million. We currently anticipate that revenue for the fourth quarter will be between $110 million and $115 million.

Although, we will give updated more complete guidance on 2015 next quarter, our initial expectation for 2015 is an indication that full-year revenue will be between $480 million and $530 million. Please keep in mind that this excludes the four older vessels we have already sold this year that generated combined run rate revenue of $15 million to $20 million while working.

We still expect the direct operating expenses will be approximately $61 million in Q4, and this will bring the total for the year to just under $240 million. This is an area that will receive increased scrutiny by us going forward, as we look for smarter ways to help our team run the vessels.

General and administrative expenses are expected to be slightly above or right at $15 million in Q4. Depreciation expense is expected to be under $76 million, just under $76 million for the year, but the fourth quarter is expected to fall slightly to $19 million. We anticipate beginning the 2015 year with a run rate for depreciation of around $20 million per quarter.

Cash paid for interest in 2014 is expected to be about $36 million, which equates to $9 million per quarter. For 2014, the interest expense will be slightly lower than the total cash number, at about $30 million, because the portion of the cash interest is capitalized into the vessels under construction. We expect interest to be around $8 million in the fourth quarter, but this could increase slightly depending on share repurchase activity.

With that, I'm going to turn the call over to David.

David Rosenwasser - Senior Executive Vice President and Chief Operating Officer

Thank you, Jay. As Jay has gone into quite a bit of detail, I'll try to be as brief as I can as we go through this, but I want to highlight several items in each of the areas we operate.

So in the North Sea, Q3 is traditionally a period characterized by improved day rates and utilization. As the summer season is in full swing with offshore construction work and platform shutdowns increasing demand for vessels.

Whilst the market moved around a bit during the quarter, we did see improved rates overall, helped somewhat by late quarter rig arrivals and associated rig moves leading to an improvement in anchor handling rates as compared to the previous quarter, which Quintin mentioned.

During the quarter, we also secured two five-year contracts for PSVs in the southern North Sea at good rates providing a boost to the third quarter with one of those vessels starting her charter, and the second vessel slated to start late in this quarter.

As we move into typically slower winter season however, customers are continuing to talk of financial discipline and are driving to improve efficiencies and reduce cost. Several projects have been delayed or deferred, and there are strong signs that this period of austerity on behalf of the oil companies will continue in the short-term putting increased downward pressure on both the utilization and rates.

On a positive note, several vessels have been contracted to support operations and the installation of the South Stream pipeline in the Black Sea starting in later Q4, which will help counterbalance vessels returning to the North Sea from the Russian Arctic.

In addition, London's discovery announced last week in the Bering Sea fuels are likelihood of a rapid infrastructure development in the area, since it's not far from previous discoveries for both London and Statoil.

Finally, Arctic work off Norwegian Shelf is expected to progressive, so the activity continuing to be encouraged by the Norwegian government and NPD, hence coordinated seismic studies, but as we know field development is a slow process. In light of the challenging winter ahead, we are continuing to seek opportunities to secure term coverage both in an out of the North Sea and recently secured a contract with one of our PSVs offshore Cyprus to support drilling campaign, that's expected to last well into 2015.

In the U.S. Gulf of Mexico, the market softened during the third quarter and this is carried over into the current quarter. Some idle BP rigs and contracted rigs enable to work due to loop currents contributed to this slow down. Although all of our PSVs are currently working today, a few vessels could roll-off term contracts later in the fourth quarter, and we're working to term up vessels, both in and out of the U.S. Gulf.

Our heavy fourth quarter 2014 and first quarter 2015 drydock enhancement schedule is coming at an opportune time. We completed our fifth 260 Class PSV enhancement at the end of the quarter, with a sixth vessel nearing its completion and expected to be back to work in November this year. Due to the success of this program, we have contracted with the shipyard to add a ninth vessel to the enhancement program, which we'll see enter the yard in late first quarter 2015.

On the newbuild front, we anticipate delivery of our second 280 Class PSV in early Q1, and are in active contract discussions regarding this vessel. The two 300 Class PSVs at a different shipyard are continuing, although at a somewhat slower pace, largely as a result of a tight specialized labor market in the area.

The first vessel, which was successfully launched last week has a revised expected delivery of Q2 2015, with a second vessel following in the middle of Q3 2015. Our final newbuild in this program, the third of our Arctic PSV is currently being built in Norway, remains on schedule and is expected to deliver in the fourth quarter 2015.

In Mexico, one of our small AHTS vessels came off contract with Pemex earlier than expected in Q3, but this should present us with the opportunity to take advantage of the expanding offshore market in the area. In fact, we are cautiously optimistic about contract opportunities for various types of equipment in the area including PSVs, Anchor Handlers and Fast Supply Vessels as we move into 2015.

In Brazil, we recently extended contracts on four U.S. flagged vessels for various periods into 2015 with options in our favor to extend further if desire. Although, an unexpected mechanical breakdown on vessel hampered our quarterly performance somewhat, we're still seeing operational improvements in the area. We are also seeing increased opportunities developing in Brazil with, both, Petrobras and foreign operators and are actively participating in these discussions for vessel deliveries as early as Q1 2015.

Lastly, in Southeast Asia, third quarter was unseasonally subdued. The several vessels options is not being taken up. There have been downward pressure on rates for many classes of vessels due to falling utilization and the weak market sentiments have resulted in a number of market surveys being watched to test our indicative rates and availability.

Fortunately, the anchor handling sector outperformed the PSV sector in the region, and even though utilization have already dropped in Q3, there are signs of increased activity in Q4. While, GulfMark Asia operates in predominantly anchor handling spot regional markets, Q3 did see the commencement of a four-year plus three-year charter for a super major in the area with another vessel following in Q4 on a similar long-term charter.

Looking forward, we do see national oil companies leading the way for the region in medium-term as demand increases in their local markets. With both Indonesia and Malaysia increasingly focused on enhanced oil recovery, there will be additional needs for modern DP tonnage in the area.

With that, I will turn it back to you Quintin.

Quintin Kneen - President and Chief Executive Officer

Thank you, David. It's always a difficult business to predict, mostly with regards to utilization, but I suspect over the next couple of quarters that day rate is going to be difficult to predict as well. We still anticipate that 2014 will be a record revenue for GulfMark, but less of a record than we originally anticipated

With that, Keith, please open it up for questions.

Question-and-Answer Session

Operator

(Operator Instructions) And the first question comes from Jeff Spittel with Clarkson Capital Markets.

Jeff Spittel - Clarkson Capital Markets

Maybe if we could start with the Gulf of Mexico, it seems like maybe that's where things have changed the most. And David, I think you alluded to this, but it would be, I guess, if this persists through the early part of 2015, even with some rigs mobilizing into the area, being more replacement rigs. I guess, should we expect to see some mobilizations out of that region, given that it sounds like Brazil and Mexico are looking a little bit more vibrant?

Quintin Kneen - President and Chief Executive Officer

Jeff, I think you will. We have certainly seen at thus far. I think that's been accelerated actually over the last month or so. So there are opportunities in Mexico, there are opportunities in Brazil. And the spot market in the U.S. Gulf is active. There is just a lot of tonnage available on the small-medium size range that's available.

Jeff Spittel - Clarkson Capital Markets

And in Southeast Asia, as we look ahead to 2015, I'd loved your thoughts, I guess, on what a more normalized run rate. I know there is no such thing necessarily for utilization, but do we seen recovery maybe into the mid-70s, as some of these guys start getting a little bit more active?

Quintin Kneen - President and Chief Executive Officer

Yes. Actually I think that a normal run rate for Southeast Asia is in the mid-80s. And we have a couple of quarters in a row, back in 2007, '08 or '09, where we are at 100% utilization. So that region can get very strong. I expect that you'll see that back into the mid-80s and even below 90s in 2015 and 2016. Day rate seems to be holding right at about that $15,000 a day rate. We need to continue to burn-off oversupply, before we can push that up a little bit, but utilization should comeback next year.

Jeff Spittel - Clarkson Capital Markets

Is there a particular area within Southeast Asia that you're feeling most optimistic?

David Rosenwasser - Senior Executive Vice President and Chief Operating Officer

I think Thailand is active. Vietnam is active. Malaysia is active. So it's not just one, it's actually several different regions, which we hope to see continue to develop.

Operator

The next question comes from James West with ISI.

James West - ISI

Quintin, how oversupplied do you see the global markets at this point based on kind of where demand is and the building that's going on? And how are you thinking about retirements of older assets helping to balance out this market or is that just not a current at this point?

Quintin Kneen - President and Chief Executive Officer

Well, the first part your question, which is what is global oversupply, especially as it relates to accounts like number of vessels, it's very difficult to say. You can get a good sense for it in areas like the Gulf of Mexico and in the North Sea where the markets are fairly transparent, but outside of that, and especially in Asia it's very difficult to say. But it certainly feels like about 200 vessels more than we need globally today. But that number can ebb and flow from the regions that don't have cabotage restrictions. I forgot the second part of your question. Would you repeat it for me?

James West - ISI

Well, I was just asking that there are still a good amount of older vessels kicking around the market. Are there enough that are being retired to kind of help balance this market or is just that the newbuilds coming in just kind of overwhelm at?

Quintin Kneen - President and Chief Executive Officer

Well, I certainly believe that in the oversupplied market, it will facilitate the exit of the older vessels. But older vessels seem to always stick around much longer than we anticipate. And they move into areas where the standards aren't as high. So you might see them move into areas like the Middle East or certain parts of West Africa, where it is that sophisticated. A lot of good work in those areas, but some of it is more commoditized. So I'm not counting on that pushing out the market or pushing the market into a tighter area, but I'd love to see it happen.

James West - ISI

And then how are you thinking about the opportunity offshore Mexico a little bit longer-term, as we go through, and as you reform and while some of the outside capital source to come into the market? Pemex is talking about ramping up their shallow water activities and deepwater too. I mean how are you guys looking at that opportunity?

Quintin Kneen - President and Chief Executive Officer

We're generally very optimistic on it. But let me turn it over to Dave, he's done a lot of work in that area.

David Rosenwasser - Senior Executive Vice President and Chief Operating Officer

I am, as we mentioned, cautiously optimistic about. I just think it's going to take a little longer than people want. I think the realistic expectation is that nothing really starts to gain any traction before the second half of '15 and into '16. A lot still needs to happen to, I guess, create an infrastructure and the demand from the interdependence coming in working with Pemex, working beside Pemex, competing against Pemex, and that's going to take a bit.

But I have seen and we are as an industry seeing, a lot of ancillary opportunities develop in Mexico. And I think you've seen a number of vessels, I should believe, U.S. Gulf here in the last month or so for work in Mexico. So I think that will continue to develop.

Operator

And the next question comes from Gregory Lewis with Credit Suisse.

Gregory Lewis - Credit Suisse

David, as we think about the Gulf of Mexico, I mean clearly you guys are a little bit cautious on the Gulf of Mexico. You highlighted the issues facing some of the smaller boats. But when we think about the third quarter and as we move into the winter, some service providers have been highlighting loop current is being unseasonably, or should I say, seasonably higher than usual in the third quarter. Do you have any sense for how much of that contributed to the slowdown in activity in the Gulf of Mexico? And as we move forward, are we seeing more normalization or is that something that we shouldn't really be thinking about as creating a soft pocket in the third quarter?

David Rosenwasser - Senior Executive Vice President and Chief Operating Officer

I think, well, we know for sure that was four to five rigs affected by the loop current. And so if you take a number of vessels for those rigs, you kind of get to a vessel number that was basically either on standby or just not working. Hurricane season does to a smaller extent affect some of the operations in the Gulf as well. I hope that as we go further into the fourth quarter that that work starts to pick up a bit.

We've seen, as I said, a tightening of the spot market. We don't have any vessels available to work today. On a term-market basis, as you mentioned, we're more conservative. We have the potential of some vessels rolling off term later in the quarter. And so we're going to assume that they're not going to get picked up, I hope that they are, but that's really what's driving some of our numbers. And as we look forward, I do see an increased amount of activity in the Gulf in 2015. I just think that it's going to be a bit soft, until those ancillary vessels or smaller vessels get absorbed back into the market.

Gregory Lewis - Credit Suisse

And then just, even after I run through the updated 2015 revenue guidance, and think about where cash flow is going to look like. I mean, clearly Gulf market is still going to be generating some solid cash flow in 2015. I mean, congratulations on that and setting that up.

As we think about the cash coming in, it doesn't look like you have any interest in paying down debt at this point. How should we think about that cash flow? I mean is that just simply going to -- should we be thinking that that's going to be accumulating on the balance sheet for potential acquisitions or should we kind of just think about at these levels more of a steady or buyback?

Quintin Kneen - President and Chief Executive Officer

Well, certainly, at the levels we've seen recently, I would expect us to be in the market. But it won't be one or the other, it will be both. As opportunities come along at the right price and give us the long-term returns on capital that we're looking for on these vessels, we're definitely going to act on it. But certainly not going to be just one of the other, but in today's market more likely to be buyers of our stock.

Operator

And the next question comes from Matthias Detjen with Morgan Stanley.

Matthias Detjen - Morgan Stanley

So I had a question also regarding movements between regions. And so you talked a bit about how you've seen vessels might go into West Africa and the Middle East. And I was wondering to what extent Southeast Asia would be affected by such movements, of coming of vessels just getting from other regions?

Quintin Kneen - President and Chief Executive Officer

I don't think you're going to see vessels from other regions going into Southeast Asia as much as you're going to see vessels built in Southeast Asia. It's a general supply in Southeast Asia, driving the number of vessels there. Now, occasionally you'll see vessels from the North Sea move into Southeast Asia, and you haven't in the recent past 10-years or so. But I think that more likely than that you're going to see organic growth in Southeast Asia.

Matthias Detjen - Morgan Stanley

And regarding the order book, I mean we've talk a lot about -- there is a lot of investments coming into the market, and we've seen some delays with your vessels in the U.S. To what extent do you think the current order book will be either delayed or slipped or do you think that might there be some cancellations in that as well, seeing that the market is turning a bit more difficult?

Quintin Kneen - President and Chief Executive Officer

Well, I don't think that we're going to see the types of cancellations that we saw in 2008 and 2009. There may be some. The more difficult order book to predict is Southeast Asia. I think there is about 200 vessels in that order book today, and it's difficult to know whether or not some of those speculative builds are going to continue to go forward. But certainly outside of Southeast Asia I expect all of those vessels to deliver. They maybe a little delayed, but probably not more than two quarters.

Matthias Detjen - Morgan Stanley

And just one last question. The contracted vessels you were looking to sell, can you disclose in which region that was or is that not yet clear?

Quintin Kneen - President and Chief Executive Officer

Those are in multiple regions, and I just don't want to say today. There could be an update on that, when we go into the Q4 call.

Operator

And our last next question comes from Turner Holm with RS Platou.

Turner Holm - RS Platou

So just a question on contract coverage. You guys, I believe, said that your 26% covered for 2015 now, and I was just looking back at this point last year, and it looks like you're about 42% covered for the forward year at this point in '13. I was just curious, if maybe you could provide us a bit of color on perhaps why you have the lower coverage now? And maybe just give us some insight into what you see for long-term contracting opportunities and sort of your contracting strategy going forward?

Quintin Kneen - President and Chief Executive Officer

Well, our general contracting strategy is to go for contract cover in the near term, and the market isn't offering a lot of long-term coverage today. So as a result, obtaining contract coverage is more difficult today than it was last year.

Turner Holm - RS Platou

Just a question on maybe some of the asset sales. I guess you sold two vessels in the quarter and you mentioned that you have agreement to sell two more. What does the market look like for selling some of those older vessels? Is it possible that over the next few quarters we see more of those older vessels move out of the fleet?

Quintin Kneen - President and Chief Executive Officer

Well, we're certainly optimistic. The market is still good for older vessels. It's never a great market for older vessels, but relative to where it's been and ebbs and flows it's a good market for older vessels in certain regions of the world.

Turner Holm - RS Platou

So I guess it's possible to maybe see a few more asset sales as we go forward?

Quintin Kneen - President and Chief Executive Officer

We're certainly hopeful. It's a difficult market to predict just because it becomes more specific arrangement with a particular buy from time-to-time, but we're certainly motivated along those lines to move about three or five more assets.

Turner Holm - RS Platou

And one last quick one on the capital structure. I saw the new lending facility. I guess you guys haven't drawn much on that yet. I was just curious if, you mentioned you've been buyers of the stock, but maybe you might think about buying onto this point. Could you sort of rearrange the capital structure where you've draw down on maybe the term facility and maybe buyback some of the bonds, lower the interest cost?

Quintin Kneen - President and Chief Executive Officer

Yes. At this point, I don't think that buying back our own bonds is at the top of the list. I think the term of the bond debt and the rate that's out there is attracted to us, and something that we're very happy with at this point in the game. So I'm not sure I would see us get in that direction, albeit I'll leave the door open that anything could happen at some point if it did make sense, but probably not the first priority at this point.

Operator

And the next question comes from Jo Gibney with Capital One.

Jo Gibney - Capital One

Just a question on the cost, particularly on the direct vessel operating cost side, a $60 million run rate here in the fourth quarter. It sounds possibly like some continued pressure on the labor front. Quintin, kind of what is your thoughts there on how that's trending in '15 against the backdrop of this $480 million to $530 million revenue guide?

Quintin Kneen - President and Chief Executive Officer

Well, I think they will be up slightly, but in general, you don't see the significant increases that we saw back in '09, '10 and '11. There certainly are more vessels to deliver in the current order book as far as the world supply of vessels, but I don't think it's going to put the same type of pressure on labor we saw back then. So we're looking for general inflation increases throughout 2015. And of course, as we have more vessels, larger vessels that may, on a per vessel average basis bumped in up a little bit.

Jo Gibney - Capital One

Jay, just a clarification. You referenced what your rates were in the Gulf of Mexico in the quarter. I was wondering if you could repeat that, I think you said 26.5, up 4%. I just wanted to confirm that was accurate.

James Mitchell - Executive Vice President and Chief Financial Officer

Yes. I believe. Bear with me for a quick second.

David Rosenwasser - Senior Executive Vice President and Chief Operating Officer

Jo, I do believe that is correct.

Jo Gibney - Capital One

And then just one last clarification, Jay, just where are we on sort of the -- remind me where we are on your buyback authorization exiting the quarter?

James Mitchell - Executive Vice President and Chief Financial Officer

Exiting the quarter, before we've done a lot of the share repurchases that were out there. We bought $13 million of 100, plus the recent over 750,000 shares we just purchased, just over $0.31 a share.

Operator

And the next question comes from J.B. Lowe with Cowen and Company.

J.B. Lowe - Cowen and Company

I just had a quick clarification question on your asset sale potential. I think you said that you are looking at maybe four or five more vessels. Is that beyond the two that are under contract to be sold this quarter?

Quintin Kneen - President and Chief Executive Officer

Yes, it is.

J.B. Lowe - Cowen and Company

And then on the acquisition front, is Southeast Asia still kind of your target for where you would look to pickup active vessels right now?

Quintin Kneen - President and Chief Executive Officer

It really depends on how asset prices behave over the next several quarters. And certainly, we are looking for attractive opportunities in all of our markets. Southeast Asia historically has been our highest return in capital market and it's our smallest region. So I would like to disproportionately grow that region, but the opportunities don't present themselves in such a orderly fashion. So as things come up, we're definitely going to take advantage of them. But it could be in any of the regions that we operate.

J.B. Lowe - Cowen and Company

And then on the term contracts that you have rolling-off in the Gulf this quarter, how many vessels do you have rolling-off term contracts in the Gulf? Did you mention that?

Quintin Kneen - President and Chief Executive Officer

I don't think that we mentioned that actually. And we are not going to, if that's all right for you?

J.B. Lowe - Cowen and Company

That's fine. I guess, my question is do you think that there is an opportunity to keep those in the Gulf working or would you move them out of the region? Or if there wasn't anything specifically, immediately when they roll-off, would you keep them in the Gulf for maybe a couple of months to try to secure or something for them then or would you move them out immediately?

Quintin Kneen - President and Chief Executive Officer

I don't think its bad in the Gulf there that we would be moving our vessels out. I mean I think that we've got a high-quality fleet in Gulf of Mexico and I think that we're going to be one of the preferred operators. So we're definitely going to get the utilization when that utilization is there. So I don't' see us being a big mover. I think some of the comments earlier on the call was about the regional fleet including other competitors in the market disproportionately moving vessels out of the Gulf.

J.B. Lowe - Cowen and Company

Thanks for clearing that up. That's all I have.

Operator

(Operator Instructions) And we do have a question from Cole Sullivan with Wells Fargo.

Cole Sullivan - Wells Fargo

The question I had was really on the North Sea. We've seen some rig releases up there on the floater side. And I just wanted to kind of get an idea, you briefly touched on it earlier in the comments mentioned on Black Sea providing some demand there for vessels to kind of equal out a little bit. How do you see the Arctic vessel influx back into the U.K., Norway sector? And then also sort of rig release issue there, impacting the North Sea vessel fleet.

Quintin Kneen - President and Chief Executive Officer

Well, certainly the decrease in rig utilization in North Sea was not what we anticipated earlier in the year. So our view has softened on the North Sea because of the rig activity, but then Arctic activity doesn't surprise us. We always knew that those vessels are going to be coming back, so that wasn't going to be going through the winter. And so I do worry about sanctions in Russia, and what impact that has longer-term. But generally, we're still bullish on a lot of the severe weather in Arctic type and subarctic conditions that we can operate in, in the North Sea.

Cole Sullivan - Wells Fargo

The next question I had was just on the Gulf of Mexico, it sounds like most of the pressure that we've seen this quarter and probably going into the fourth quarter is mostly on the small and midsize. How do you see the larger vessels like the 260 and the 280, 300 Class vessels from the rate perspective? It sounds like we're going to potentially see a rate pullback here in the fourth quarter, it sounds like most of that's focused on the small and mid, is that fair?

David Rosenwasser - Senior Executive Vice President and Chief Operating Officer

I think it's really relating to the fact that that's the predominant size of the vessel in the market. I think as we see more 280s and 300 roll into the market, there will pressure on rates at least in the short-to-medium term. I really think in the long-term, the Gulf has tremendous potential, but I do think there's going to be some rate pressure for a bit.

Cole Sullivan - Wells Fargo

And then the last question quickly. I think you guys have some Brazil vessels on a rolling this quarter. How do you see those faring? Are they likely to go into the spot market?

David Rosenwasser - Senior Executive Vice President and Chief Operating Officer

No. I'm glad you asked that, because we mentioned that we have extended all four of those U.S. flagged vessels in Brazil through '15. So we've termed them up.

Operator

And I have no other questions in the queue. So that concludes today's question-and-answer session. I would like to turn the conference back to Mr. Kneen for any closing remarks.

Quintin Kneen - President and Chief Executive Officer

Thank you, Keith. And thank all of you for your interest in GulfMark. We look forward to updating you again in February. Good bye.

Operator

Thank you. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect. Have a nice day.

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